Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ToughBuilt Industries Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (2)	457(c)	700,000	$7.78(3)	$5,446,000	0.0000927	$504.85
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (4)	457(g)	8,000,000	$5.00	$40,000,000	0.0000927	$3,708.00
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (5)	457(g)	3,300,000	$0.0001	$330.00	0.0000927	0.3
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (6)	457(g)	240,000	$6.25	$1,500,000	0.0000927	139.05

	Total Offering Amounts					$46,946,330		$4,351.93
	Total Fees Previously Paid							4,351.93
	Total Fee Offsets							-
			Net Fee Due					$0.00

(1)	This registration statement also relates to such additional shares of Common Stock as may be issued in connection with a stock split, stock dividend, recapitalization, or similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of Common Stock, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Consists of 700,000 shares of Common Stock registered for sale by certain of the selling stockholders named in this registration statement.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on July 29, 2022.

(4)	Consists of (i) 4,000,000 shares of Common Stock issuable upon the exercise of Series A Preferred Investment Options for $5.00 per share; and (ii) 4,000,000 shares of Common Stock issuable upon the exercise of Series B Preferred Investment Options for $5.00 per share registered for sale by certain of the selling stockholders named in this registration statement.

(5)	Consists of 3,300,000 shares of Common Stock issuable upon the exercise of Prefunded Warrants for $0.0001 per share registered for sale by certain of the selling stockholders named in this registration statement.

(6)	Consists of 240,000 shares of Common Stock issuable upon the exercise of the Wainwright Warrants for $6.25 per share for sale by certain of the selling stockholders named in this prospectus.